Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 14, 2015, among Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of March 5, 2013, as supplemented by a Supplemental Indenture, dated as of April 19, 2013 (as so supplemented, the “Indenture”), providing for the issuance of $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (the “Initial Notes”);

WHEREAS, the Indenture provides that the Company may, subject to compliance with Section 4.09 of the Indenture, issue Additional Notes;

WHEREAS, Section 9.01(7) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the Indenture provides that the term “Registration Rights Agreement” includes one or more registration rights agreements related to rights given by the Company to the purchasers of Additional Notes, and the Company wishes to give registration rights to the purchasers of the New Notes (as defined below);

WHEREAS, all things necessary to make the New Notes, when executed by the Company, as applicable, and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

WHEREAS, the Company and the Guarantors have each been authorized by a resolution of their respective Board of Directors to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereby mutually covenants and agrees for the equal and ratable benefit of the Holders as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AUTHORIZATION AND ISSUANCE OF NEW NOTES. Pursuant to Section 2.02 of the Indenture, on the date hereof the Company shall issue $150,000,000 aggregate principal amount of Additional Notes (the “New Notes”).  The New Notes will be consolidated to form a single series with the Initial Notes or any Exchange Notes previously issued in exchange therefor and will have identical terms as the Initial Notes and the Exchange Notes issued in exchange therefor, except that: (1) the New Notes will have a different date of issuance, the date interest shall accrue from and issue price; (2) the Registration Rights Agreement with respect to the New Notes shall be the Registration Rights Agreement, dated April 14, 2015, among the Company, the Guarantors and the other parties named on the signature pages thereof; and (3) the New

Notes will be issued initially in the form of Restricted Global Notes bearing the Private Placement Legend. In accordance with the Indenture, the Initial Notes and the Exchange Notes issued in exchange therefor and the New Notes (collectively, the “Notes”) will be treated as a single class for all purposes under the Indenture.

3.             AGREEMENT TO GUARANTEE. The Guarantors hereby agree and acknowledge that they are providing an unconditional Guarantee of the New Notes and all other obligations of the Company on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4.             AUTHENTICATION OF NEW NOTES. The Trustee shall, pursuant to an authentication order, authenticate the New Notes.

5.             RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.             NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the New Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of New Notes by accepting a New Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the New Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

7.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.             EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

10.          THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Chief Legal Officer and Secretary

BLACK HAWK HOLDINGS, L.L.C.
CCSC/BLACKHAWK, INC.
IC HOLDINGS COLORADO, INC.
IOC- BOONVILLE, INC.
IOC-CAPE GIRARDEAU, LLC
IOC-CARUTHERSVILLE, LLC
IOC-KANSAS CITY, INC.
IOC-LULA, INC.
IOC-NATCHEZ, INC.
IOC BLACK HAWK COUNTY, INC.
IOC HOLDINGS, L.L.C.
IOC-VICKSBURG, INC.
IOC-VICKSBURG, L.L.C.
ISLE OF CAPRI BETTENDORF, L.C.
ISLE OF CAPRI BLACK HAWK, L.L.C.
ISLE OF CAPRI MARQUETTE, INC.
PPI, INC.
RAINBOW CASINO VICKSBURG PARTNERSHIP, L.P.
ST. CHARLES GAMING COMPANY, L.L.C.

IOC-BLACK HAWK DISTRIBUTION COMPANY, LLC
BY: ISLE OF CAPRI BLACK HAWK, L.L.C., ITS SOLE MEMBER

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Chief Legal Officer and Secretary of each of the foregoing entities

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Philip G. Kane, Jr.
Name:	Philip G. Kane, Jr.
Title:	Vice President